EXHIBIT 10



                                February 26, 1990



   The Primary Income Funds, Inc.
   First Financial Centre
   700 North Water Street
   Milwaukee, Wisconsin  53202

   Gentlemen:

             We have acted as counsel for you in connection with the preparation of an Amended Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of shares of the three classes of Common Stock, $.0001 par value, of The Primary Income Funds, Inc. (such classes of Common Stock being hereinafter collectively referred to as the "Stock") in the manner set forth in the Amended Registration Statement to which reference is made. In this connection we have examined: (a) the Amended Registration Statement on Form N-1A, including the prospectus constituting a part thereof; (b) your Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable, except insofar as statutory liability may be imposed under Section 180.40(6) of the Wisconsin Statutes.

             We hereby consent to the use of this opinion as an exhibit to the Form N-1A Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,

                                      FOLEY & LARDNER